Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated July 24, 2015

Relating to Preliminary Prospectus Supplement dated July 24, 2015

APPLE INC.

FINAL PRICING TERM SHEET

3.05% Notes due 2029 (the “2029 Notes”)

Issuer:	Apple Inc.

Principal Amount:	£750,000,000

Maturity:	July 31, 2029

Coupon:	3.05%

Price to Public:	99.548%

Interest Payment Date:	Semi-annually on January 31 and July 31, commencing January 31, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Benchmark Security:	UKT 6.00% due December 7, 2028

Benchmark Security Yield:	2.140%

Spread to Benchmark Security:	95 basis points

Yield:	3.090%

Redemption:	The 2029 Notes will be redeemable, at any time in whole or from time to time in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2029 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2029 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	July 24, 2015

Settlement Date:	July 31, 2015 (London T+5)

Denominations:	£100,000 and any integral multiple of £1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2029 Notes on the New York Stock Exchange

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	126917546 / XS1269175466

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch International
HSBC Bank plc Deutsche Bank AG, London Branch
J.P. Morgan Securities plc

Co-Managers:	Barclays Bank PLC
Lloyds Bank plc
The Royal Bank of Scotland plc

3.60% Notes due 2042 (the “2042 Notes”)

Issuer:	Apple Inc.

Principal Amount:	£500,000,000

Maturity:	July 31, 2042

Coupon:	3.60%

Price to Public:	99.418%

Interest Payment Dates:	Semi-annually on January 31 and July 31, commencing January 31, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Benchmark Security:	UKT 4.50% due December 7, 2042

Benchmark Security Yield:	2.584%

Spread to Benchmark Security:	105 basis points

Yield:	3.634%

Redemption:	The 2042 Notes will be redeemable, at any time in whole or from time to time in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2042 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2042 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	July 24, 2015

Settlement Date:	July 31, 2015 (London T+5)

Denominations:	£100,000 and any integral multiple of £1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2042 Notes on the New York Stock Exchange

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	126917619 / XS1269176191

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch International
HSBC Bank plc Deutsche Bank AG, London Branch
J.P. Morgan Securities plc

Co-Managers:	Barclays Bank PLC
Lloyds Bank plc
The Royal Bank of Scotland plc

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Merrill Lynch International toll free at 1-800-294-1322, HSBC Bank plc toll free at 1-(866) 811-8049 or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

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